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                                                                    EXHIBIT 3.1

                        ARTICLES OF AMENDMENT AND RESTATEMENT
                           OF THE ARTICLES OF INCORPORATION

                                          OF

                               COUNTY SEAT STORES, INC.


     1. The name of the Corporation is County Seat stores, Inc. (hereinafter referred to as the "Corporation").

     2. These Articles of Amendment and Restatement of the Articles of Incorporation have been adopted and effected in conformity with chapter 302A of the Business Corporation Act of the State of Minnesota pursuant to the order, dated October 1, 1997, of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), confirming the Plan of Reorganization of County Seat Stores, Inc., dated August 22, 1997, in Chapter 11 case number 96-1638 (HSB). The Bankruptcy Court has jurisdiction over the Corporation's Chapter 11 case pursuant to 28 U.S.C. Sections 157 and 1334.

     3. The text of the Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION

                                          OF

                               COUNTY SEAT STORES, INC.

                                      ARTICLE I

     The name of the Corporation is County Seat Stores, Inc. (hereinafter referred to as the "Corporation").

                                      ARTICLE II

     The address of the registered office of the Corporation in the State of Minnesota is Multifoods Tower, 33 South Sixth Street, Minneapolis, Minnesota 55402. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation.

                                     ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the State of Minnesota.

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                                      ARTICLE IV

     (A) The total number of shares of stock that the Corporation shall have authority to issue is 40,000,000 shares of common stock, par value $.0l per share, and 1,000,000 shares of preferred stock, par value $.0l per share (the "Preferred Stock").

     (B) The board of directors of the Corporation is expressly authorized, by resolution or resolutions, to provide for the issue of all or any shares of the Preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors of the Corporation as are consistent with paragraph (C) of this ARTICLE IV. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the holders of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock designation.

     (C) The Corporation is subject to the requirements of section 1123 (a) (6) of the United States Bankruptcy Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy Code"), and shall be prohibited from issuing any nonvoting equity securities, and shall, at all times, provide, as to the several classes of securities from time-to-time possessing voting power, an appropriate distribution of power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends consistent with the requirements of section 1123(a)(6) of the Bankruptcy Code.

                                      ARTICLE V

     Any action required or permitted to be taken at a meeting of the board of directors of the Corporation, other than an action requiring shareholder approval, may be taken by written action

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signed by the number of directors that would be required to take the same action at a meeting of the board of directors at which all directors were present.

                                      ARTICLE VI

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VI shall not eliminate or limit the liability, of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 302A.559 of the Business Corporation Act of the State of Minnesota (the "Business Corporation Act") or Section 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article VI. No amendment to or repeal of this Article VI shall apply to or have any affect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                     ARTICLE VII

     The Corporation shall, to the fullest extent permitted by Section 302A.521 of the Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement of the Articles of Incorporation to be signed by Matthew J. Knopf, its senior vice president and general counsel, this 23rd day of October, 1997.


                                   COUNTY SEAT STORES, INC.



                                   /s/ Matthew J. Knopf
                                   ------------------------
                                   Matthew J. Knopf


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